July 1, 2005

Mr. Ronald Idom
4147 Manorview
Dallas, Texas 75228

Re: Offer of Employment

Dear Ron:

Maverick Oil and Gas, Inc. (the "Company") is pleased to confirm to you the conditions of employment with the Company as follows:

1. Position and Commencement Date.  Commencing on or before July 6, 2005, you will be employed by the Company as its Engineering Manager with full and direct responsibilities for the Company’s petroleum engineering requirements and related activities, as well as such other duties as are consistent with your position and as may be assigned to you from time to time by the Chief Executive Officer of the Company, to whom you will directly report. Your position will be in the Addison, Texas office of the Company.

2. Compensation. You will be employed at a base annual salary of $175,000, paid $14,583.33 on a monthly basis, subject to applicable tax withholdings and otherwise in accordance with payroll practices adopted by the Company from time to time. Your base salary will be evaluated for adjustment on an annual basis. In addition to your base salary, you will be eligible to participate in the Company’s stock option plan and annual incentive compensation program in the following manner:

3. Discretionary Bonus Arrangement. The amount of your bonus, if any, would be determined in the sole discretion of the Company, with a target of 30% of your annual base compensation if all individual and Company performance targets, as may be agreed from time-to-time, are achieved. The bonus would be based upon management's subjective view of a combination of (i) your individual contribution to the Company, (ii) the performance of your particular technical sphere within the Company and (iii) the overall performance of the Company. Among other things, your bonus will be determined based on metrics including the Company’s earnings per share, exploration and exploitation successes, drilling and development costs, and other factors as are normally included in such undertakings. These metrics will be refined as the Company becomes more seasoned, and may be subject to modification.

4. Stock Option Program. You will be permitted to participate in the Company's Stock Option Plan. As such, you will initially be granted options to purchase 60,000 shares of the Company's Common Stock upon commencement of employment (the “Options”). 20% of these Options will vest at the end of each of your first five (5) consecutive years of employment following the grant of the Options (provided you remain continuously employed by the Company during such five year period).

Additional options to purchase shares of the Company’s common stock may be awarded from time to time at the sole discretion of the Company.

The price at which your initial options or any portion thereof, may be exercised, shall be fixed at the fair market value of the Company’s Common Stock at the close of trading on approval of the option grant by the Company’s Compensation Committee, which we would expect to occur on the commencement date of your employment.

In all events, the terms set forth above are intended merely as non-binding summaries of the terms of the Options. The definitive and legally binding terms of the Options will be set forth formally in the Company’s Stock Option Plan and accompanying Option Agreement to be delivered to you following the grant of the options.

5. Benefits. As an employee of the Company, you will also be eligible to participate in such life insurance, hospitalization, major medical and other health benefits generally offered by the Company to its employees in your general job classification level. This presently includes participation in the Company’s medical and dental insurance plans, however, these benefit programs are subject to termination or modification from time-to-time. Details of these benefits will be discussed with you prior to the commencement of employment, or will be provided to you thereafter in an Employee Manual, which also defines corporate policies, and through other Company literature. You will be expected to read these materials thoroughly, and sign and return a copy of a receipt and acknowledgment evidencing that you have read and understood the Company's corporate policies and the contents of its Employee Manual. You will also be provided with a monthly automobile lease allowance of $500. However, you will be responsible for all insurance, maintenance and other operating expenses related to your use of any such automobile.

6. Vacations and Holidays. You will be entitled to receive 4 weeks of paid vacation in each calendar year, to be taken in accordance with company policies and at times which do not unreasonably interfere with the performance of your duties as assigned. Vacations of more than 10 consecutive days should not be scheduled during any three-month period without the prior written consent of your direct supervisor.

7. Expenses. You will be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel and entertainment expense, upon submission of the appropriate documentation. You will be provided a company issued credit card that should be used in all instances of you incurring expenses on behalf of the company.

8. Employee-at-Will. This offer does not guarantee continued employment for any specified period of time, nor does it require that a dismissal be based on "cause." Your employment and compensation with the Company are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as provided by law. The terms of this offer letter, therefore, do not and are not intended to create either an express and/or implied contract of employment with the Company. No manager or representative of the Company, other than an authorized senior executive officer has the authority to enter into any agreement for employment for any specified period of time or to make any agreement or contract to the foregoing, and any promises to the contrary may only be relied upon by you if they are in writing and signed by an authorized senior executive officer.

9. Severance. Should your employment be terminated as a result of: (i) your death; (ii) an illness or disability which the Company, in its sole discretion, determines prevents you from carrying out your employment duties; or (iii) by the Company for no cause, i.e., if the termination was not a result of any misconduct on your part, then you will be entitled to receive severance payments from the Company in the form of salary continuation at your base salary level prior to such termination, plus a continuation of the basic health and medical benefits to which you were entitled at the time of such termination during the period of such severance payments. The severance payments shall continue for a period of 6 months from the date of your termination under this Section. However, should your employment be terminated by the Company for no cause and within 90 days following a “Change of Control” as hereafter defined, then: (i) the severance payments will continue instead for a period of 24 months from the date of your termination under this Section; and (ii) the vesting of any and all Stock Options or other such grants or awards shall be deemed to have been accelerated as of the date of such termination to include the period for which such severance payments shall cover (i.e. for a period of 24 months of service). As a condition to the receipt of any severance payments from the Company, you shall be required to execute a separation agreement that shall include the broadest form of a waiver and release of all claims against the Company. For the purposes of this Section, a “Change of Control” shall be deemed to occur if there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws..

Should your employment be terminated as a result of: (i) your voluntary resignation; or (ii) by the Company as a result of actions taken, or omissions to act, by you, which the Company, in its sole discretion, determines as misconduct by you, then the Company’s only obligation shall be to pay you such portion of your base salary as may be accrued but unpaid on the date of termination.

10. Full-Time Position. You agree that your employment hereunder will be full time, to the exclusion of any other employment which would impede your full-time duties hereunder, and you further agree during working hours to devote your full and undivided time, energy, knowledge, skill and ability exclusively to the operation, transactions, and development of the Company's interests unless otherwise agreed in writing. You will conscientiously and diligently perform all required acts and duties to the best of your ability, and in a manner satisfactory to the Company. You will faithfully discharge all responsibilities and duties entrusted to you.

11. Confidentiality, Non-Competition and Non-Solicitation. In recognition of the matter of trust and fiduciary capacity in which you will be employed by the Company, you will be expected, during your term of employment and thereafter, not to disclose to any third party any "Confidential Information" you receive relative to the Company. For this purpose, the term Confidential Information includes information relative to the Company's method of operations, customer base, strategies and objectives, pricing information, financial information, proprietary or licensed seismic data, other well or field data, including electric or other logs, test cores, etc., drilling methodologies and technologies, project information for pending or contemplated projects, identity of vendors utilized by the Company, computer programs, system documentation, product offerings, software or hardware, manuals, formulae, processes, methods, inventions or other information or materials relating to the Company's affairs that are not otherwise publicly available. You also acknowledge that such Confidential Information constitutes a major asset of the Company, and that the use, misappropriation or disclosure of Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company and that it is essential for the protection of the Company's goodwill and maintenance of the Company's competitive position that the Confidential Information be kept secret and that you neither disclose the Confidential Information to others nor use the Confidential Information to your own advantage or to the advantage of others. In addition, you shall not : (i) engage in any activities that may be viewed as competitive with the Company during your employment and any period in which severance payments are made or offered to you (which in the case of a lump sum payment, includes any period of salary continuation over which the payment was to have related) and (ii) for a period of 12 months following employment, directly or indirectly, solicit any business from, or relationships with, any past, present or prospective employees, customers or suppliers of the Company.

12. Developments. You acknowledge that the Company will be the sole owner of all the results and products of your work efforts, including all written, audio and/or visual materials relating to the Company’s business (collectively, the “Developments”) which you develop or create during the term of your employment, either alone or with others and whether or not during normal business hours. You acknowledge that all copyrightable Developments will be considered works “made for hire” or commissioned works under the Federal Copyright Act. You hereby assign all such Developments to the Company, and agree that you will execute or cooperate with the Company in any copyright or patent applications, and do all other acts, as the Company reasonably deems necessary to establish, protect, enforce or defend the Company’s right, title and interest in such Developments.

13. Injunctive Relief. You acknowledge that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of Sections 11 or 12 of this offer letter and that the Company shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company at law or in equity for breach or threatened breach of Sections 11 or 12 of this offer letter, including but not limited to, the recovery of damages from you and, the termination of your employment with the Company for cause in accordance with the terms and provisions of this offer letter.

14. Validity. If any provision, or portion thereof, of this offer letter is deemed by a court of competent jurisdiction to be unenforceable, illegal or in conflict with any federal, state or local law, the validity of the remaining terms and provisions of this offer letter shall continue to exist and remain in full force and effect.

15. No Prior Agreements. In order to induce the Company to offer you this position of employment, you are hereby confirming for us that you are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect your ability to perform your obligations hereunder. You further represent and warrant that your employment by the Company would not under any circumstances require you to disclose or use any Confidential Information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties.

16. Entire Agreement. The terms of this offer letter constitute the complete and exclusive agreement among the parties and supercedes all proposals, oral and written, and other communications between the parties relating to the subject matter hereof.

17. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida. Any dispute arising between the parties relating in any manner to this Agreement shall be brought in a federal or state court located in Fort Lauderdale, Florida.

18. Counterparts. This offer of employment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute the same instrument. Each party agrees to be bound by its own telecopied or facsimiled signature, and agrees that it accepts the telecopied or facsimiled signature of the other party hereto.

If you agree to accept the terms of this offer of employment, would you kindly sign this letter and return it to us by no later than your start date.

We appreciate you having decided to be part of the Maverick team and look forward to your continued success.

Sincerely,

MAVERICK OIL AND GAS, INC.

By: /s/ V. Ray Harlow Authorized Executive Officer

ACKNOWLEDGED AND ACCEPTED BY:

By: /s/ Ronald Idom                Date: July 1, 2005
       Mr. Ronald Idom